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                                                                     Exhibit F-4
                                         December 20, 1995



U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

          Re:  The Columbia Gas System, Inc., et al.
               File No. 70-8471

     As Counsel for The Columbia Gas System, Inc. ("Columbia"), a Delaware corporation and holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), I deliver to you this Opinion for filing as Exhibit F-4 to Post-Effective Amendment No. 10 to the Joint Application-Declaration on Form U-1 (File No. 70-8471) of Columbia and its subsidiary, Columbia Gas of Maryland, Inc. ("CMD"), relating to the refunding of CMD's existing long-term debt and revised 1996 funding authorization, as more fully described in Post-Effective Amendment No. 6 (hereinafter referred to as the "Proposed Transactions").


          In connection with the above, I have examined:

(i) The Application-Declaration as amended by Amendment No. 1 and Post-Effective Amendment Nos. 1 through 10 (hereinafter the "Application-Declaration");

(ii) a copy of each of the Restated Certificate of Incorporation of Columbia, as amended, and the Restated Certificate of Incorporation of CMD, as amended;

(iii) The Notice of Proposed Transaction dated November 17, 1995 (HCAR No. 26411); and

(iv) Copies of the draft Note and draft Loan Agreement proposed to be used for the revised 1996 funding;

(v) such other documents, records and matters of law as I deemed necessary to enable me to render this Opinion.

          Based upon the foregoing and relying thereupon, I am of the opinion that, assuming the Proposed Transactions are consummated in accordance with the Application-Declaration, and all taxes and Government charges in connection with such transactions are paid:
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     (a)  all state laws applicable to the Proposed Transactions will have been complied with;

     (b) Columbia will have a valid claim against CMD, to whom funds are to be advanced pursuant to the revised 1996 funding authorization, for the amounts so advanced;

     (c) the Notes shall constitute valid and binding obligations of CMD in accordance with the terms thereof; and

     (d) the consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Columbia, CMD, or by any associate company thereof.


          I hereby consent to the filing of this Opinion as an Exhibit to the Application-Declaration.


                                   Very truly yours,

                                   //s// Joyce Koria Hayes

                                   Joyce Koria Hayes
                                   Associate General Counsel
                                    and Assistant Secretary

                                   Columbia Gas System Service Corporation